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For further information contact:
Greg Rosenstein                                Cathy Green
Manager of Investor Relations      Chief Financial Officer
(318) 234-4590                              (318) 234-4590


FOR IMMEDIATE RELEASE
WEDNESDAY, SEPTEMBER 4, 1996


    AMERICAN OILFIELD DIVERS' INLAND SUBSIDIARY AWARDED
                PORT OF BROWNSVILLE PROJECT


   Lafayette, LA -- American Inland Divers, a subsidiary of American Oilfield Divers, Inc. (NASDAQ: DIVE), announced today that it has been awarded a turnkey project by the Brownsville (Texas) Navigation District worth between $7.5 million to $8.0 million.

   The project, scheduled to begin during the fourth quarter of fiscal 1996 and end during the third quarter of fiscal 1997, includes, among other things, the construction of a 600-ft. x 145-ft. cargo dock and an 8-acre cargo storage yard at the Port of Brownsville.

   "A large portion of the Port of Brownsville project will be completed during the first and second quarters of fiscal 1997," said George C. Yax, Chairman of the Board, Chief Executive Officer and President of American Oilfield Divers. "This will help offset the lower activity in the Gulf of Mexico and certain other inland markets that is traditionally associated with those quarters."

   The Port of Brownsville project represents the largest turnkey project ever awarded to American Inland Divers, and the second largest turnkey project ever awarded to American Oilfield Divers. The largest turnkey project awarded to AOD was the Chevron platform abandonment project, which will be completed this month by American Pacific Marine, the Company's west coast subsidiary.

   "Acting as the general contractor on large-scale infrastructure projects with marine content such as the Port of Brownsville project is an example of the ideal market niche for our Inland and West Coast Service sector," Yax said.
"The awarding of the Port of Brownsville project to American Inland Divers further demonstrates the potential of our inland business. This project, coupled with the Chevron platform abandonment project, is indicative of our ability to successfully compete in the large, turnkey project market where the unique combination of general contracting and diving/marine specialties are required."

   American Oilfield Divers is a leading provider of diving services, subsea projects, marine construction and environmental services to the offshore oil and gas industry, primarily in the U.S. Gulf of Mexico, U.S. West Coast, internationally and to certain U.S. inland customers.

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